THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
            TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO
 PURCHASE DATED DECEMBER 24, 1997 AND THE RELATED LETTER OF TRANSMITTAL AND IS
               BEING MADE TO ALL HOLDERS OF SHARES. THE PURCHASER
    IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY
         ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE
 STATUTE. IF THE PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING
              THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES
  PURSUANT THERETO, THE PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH
                SUCH STATE STATUTE OR SEEK TO HAVE SUCH STATUTE
   DECLARED INAPPLICABLE TO THE OFFER. IF, AFTER SUCH GOOD FAITH EFFORT, THE
                PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE,
 THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF
                    OF) THE HOLDERS OF SHARES IN SUCH STATE.
  IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE
                     OFFER TO BE MADE BY A LICENSED BROKER
 OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER BY
   LAZARD FRERES & CO. LLC ("LAZARD FRERES"), GOLDMAN, SACHS & CO. ("GOLDMAN
                                   SACHS") OR
   ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH
                                 JURISDICTION.

                      Notice of Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
                                       of
                             THE UNION CORPORATION
                                       at
                              $31.50 Net Per Share
                                       by
                        Sherman Acquisition Corporation
                           A Wholly-Owned Subsidiary
                                       of
                           OUTSOURCING SOLUTIONS INC.

    Sherman Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Outsourcing Solutions Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.50 per share (collectively with the associated Rights issued pursuant to the Rights Agreement, dated as of March 14, 1988, between the Company and First National Bank of Boston, as Rights Agent, as amended, the "Shares"), of The Union Corporation, a Delaware corporation (the "Company"), at a price of $31.50 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 24, 1997 and the related Letter of Transmittal (which, as may be amended and supplemented from time to time, together constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                    TIME, ON
                JANUARY 23, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (DEFINED BELOW) A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST 66 2/3% OF THE TOTAL VOTING POWER OF ALL SHARES OF CAPITAL STOCK OF THE UNION CORPORATION OUTSTANDING ON A FULLY DILUTED BASIS, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (III) PARENT RECEIVING THE FINANCING NECESSARY FOR IT AND THE PURCHASER TO CONSUMMATE THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED BELOW) IN ACCORDANCE WITH THE TERMS OF THE BANK COMMITMENT LETTER DATED DECEMBER 22, 1997 TO PARENT FROM GOLDMAN SACHS CREDIT PARTNERS L.P., THE CHASE MANHATTAN BANK AND CHASE SECURITIES INC. SEE THE INTRODUCTION AND SECTION 1 OF THE OFFER TO PURCHASE.

    The Offer is being made pursuant to the Share Purchase Agreement and Plan of Merger, dated as of December 22, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of other conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will continue as the surviving corporation and will be a direct wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share issued and outstanding immediately prior to the Effective Time (other than Shares held by any subsidiary of the Company or in the treasury of the Company, or by Parent, the Purchaser or any other subsidiary of Parent, which Shares will be cancelled, and other than Shares, if any, held by shareholders who perfect their appraisal rights under the DGCL) will be converted into the right to receive $31.50 in cash, without interest.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED EACH OF THE OFFER AND THE MERGER, UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as, and when the Purchaser gives oral or written notice to the depositary (the "Depositary") of its acceptance for payment of such Shares. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purposes of receiving payments from the Purchaser and transmitting payments to tendering shareholders whose Shares have theretofore been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates for such Shares or timely Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal or facsimile thereof, properly completed and duly executed with all required signature guarantees or Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) all other documents required by the Letter of Transmittal. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment.

    The term "Expiration Date" shall mean 12:00 midnight, New York City time, on January 23, 1998, unless and until Purchaser in its sole discretion (but subject to in the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by law.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 22, 1998, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth below. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificate evidencing the Shares must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in it sole discretion, whose determination will be final and binding. Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

    The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and any other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer documents may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers as set forth below. Neither of Parent, or the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers, the Depositary and the Information Agent) in connection with the solicitation of tenders of shares pursuant to the Offer.

                      The Information Agent for the Offer is:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call collect)
                                       or
                            Toll Free (800) 322-2885

                       The Dealer Managers for the Offer are:

                 LAZARD FRERES & CO. LLC                                     GOLDMAN, SACHS & CO.
                  30 Rockefeller Plaza                                          85 Broad Street
                       59th Floor                                          New York, New York 10004
                New York, New York 10020                                        (212) 902-1000
                     (212) 632-6717

    December 24, 1997

                                       3